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                                   EXHIBIT 9
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                              The Ask Group, Inc.
                              2880 Scott Boulevard
                                 P.O. Box 58013
                      Santa Clara, California  95052-8013

                                  May 18, 1994




Electronic Data Systems Corporation
7171 Forest Lane
Dallas, Texas  75230
Attn:    President, Manufacturing and
         Distribution Division

Ladies and Gentlemen:

         This letter is being delivered to you in connection with the transactions contemplated by the Stockholder Option Agreement, dated as of May 18, 1994, among Speedbird Merge, Inc. ("Merger Sub") and certain holders of the shares of Common Stock of The ASK Group, Inc. (the "Company"), including Electronic Data Systems Corporation ("EDS"). Reference is made to that certain Agreement and Plan of Merger, dated as of May 18, 1994 (the "Merger Agreement"), among Computer Associates International, Inc., Merger Sub and the Company. This letter shall serve as the Company's consent to the execution and delivery by EDS of the Stockholder Option Agreement as well as consent to the performance by EDS of the Stockholder Option Agreement in accordance with its terms, notwithstanding any prohibition thereof contained in, or conflict with, the Common Stock Purchase Agreement, dated as of August 31, 1990 (the "Purchase Agreement") among the Company, EDS and Hewlett-Packard Company, including without limitation, any conflict with the provisions of Sections 7.2, 7.3, 7.5,
7.6 and 8.2 thereof. In addition, you acknowledge the Company's performance of its obligations under the Purchase Agreement, including without limitation, under Section 6.2 thereof.

ACKNOWLEDGED AND ACCEPTED                          Very truly yours,

ELECTRONIC DATA SYSTEMS CORPORATION                THE ASK GROUP, INC.



By:                                                By:
Title:    Vice President                           Title:    Vice President


cc:     General Counsel,
          Electronic Data Systems Corporation